Exhibit 99.1

VERDISYS PROVES CONCEPT WITH ABRASIVE JETTING IN LATERAL

DRILLING PROCESS

Houston, TX – January 19, 2005 – In recent field trials, Verdisys, Inc. (OTC: VDYS.OB) has tested the impact of abrasive fluid jetting (AFJ) in their lateral drilling process. Surface testing has demonstrated that abrasive jetting cuts through sandstone and limestone much more rapidly and efficiently than Verdisys’ current methods. The result of the recent down-hole tests proved that the addition of abrasives will allow the jetting process to penetrate the majority of oil and gas formations. These tests included mechanical milling out of the casing, penetrating the formation and accessing “live oil” from the formation. Management now believes that AFJ can be commercially applied to provide milling, lateral jetting and perforation services in existing oil and gas fields.

“This proof of concept in a down-hole environment dramatically reduces implementation risk and affords us the opportunity to replace our current technology with an abrasive system,” said David Adams, Co-CEO and President. “Based upon these results, we have decided to immediately commence the process to design and build a new rig capable of delivering abrasive milling, jetting and perforation services.”

Based upon the positive results of recent testing, Verdisys now plans to build a trailer-mounted rig, which should provide a robust and reliable lateral jetting service. The Company expects this rig to be ready for deployment during May and June of this year. At the same time, management has determined not to pursue an interim strategy of retro-fitting an existing Verdisys rig with an abrasive delivery system. Rather, Verdisys and Alberta Energy Holdings (AEH) plan to focus their time and technical resources on incorporating this new abrasive system into a viable and attractive business proposition.

Since achieving a more consistent mechanical milling process in the late 2004, Verdisys and AEH have conducted water pressure modeling with the input of professors at Texas A&M University and discussed potentially new jetting nozzle designs with the Engineering Department at the University of Missouri, Rolla. Field tests conducted in the AEH heavy oil field near Hondo, Texas indicated that only abrasive fluid provides the consistent and reliable jetting results in most oil and gas formations. Therefore, the Company’s strategy is to pursue a new rig development program to upgrade their technology with AFJ applications.

About Fluid Jet Drilling

In October, Verdisys signed an exclusive worldwide licensing agreement with AEH for the application of their high-pressure AFJ cutting technique to mill through well casing inside oil and gas wells. Applications of such cutting techniques are a proven feature in non-oil and gas industries. Verdisys would be among the first to apply the proven techniques to the well service business. The Company expects to implement their AFJ strategy over the course of 2005 and is currently in the process of funding phase one of the program.

Abrasive cutting utilizes high-pressure water and a small percentage of abrasives, such as garnet sand, up to 20,000 pounds per square inch. Abrasive fluid will cut through surfaces as tough as four inches of steel as well as granite. Abrasive fluid cutting represents an off-the-shelf technology requiring application to drilling rather than the development of a new invention. The successful application of abrasive cutting is expected to allow Verdisys the ability to add new services to its product line, such as: milling holes and jetting laterals in a wide-range of wells and depths. It should also facilitate cutting slots in well casings for third parties, which has a large value-added potential in conventional drilling and completion operations, especially offshore. There is believed to be a further future opportunity to offer a perforation service capable of going much further into the formation than the normal 6 to 8 feet currently available.

A process similar to our existing lateral drilling process is being applied in tight-radius drilling tests at coal mines in Australia, providing further support for the potential for fluid jetting in down-hole applications. The Cooperative Research Center for Mining and Technology and Equipment (CMTE) uses a specially-developed water jet cutting device to drill into coal seam formations. The holes that are drilled increase the effective permeability of the coal seam and safely allow any trapped methane to find a pathway to the surface prior to the commencement of mining operations. This drilling device uses CMTE’s expertise in water jet nozzles and drill head designs. It is able to rotate and propel itself forward as it cuts through the coal. The nozzles CMTE has developed can cut material more than ten times faster than the best commercially available designs. More information about tight-radius drilling can be found under the research section of their website: www.cmte.org.au.

About Verdisys, Inc.

Verdisys, Inc., a publicly-traded company based in Houston, provides proprietary oil services and solutions for energy production enhancement including patented lateral drilling technologies and secure satellite communications for customers in the U.S. and Canada. To learn more about Verdisys’ lateral drilling and AFJ technology please view a helpful presentation at their website: www.verdisys.com

Safe Harbor Statement

Any statements made in this news release other than those of historical fact, about an action, event or development, are forward looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause Verdisys’ actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include risk factors including but not limited to: the ability to raise necessary capital to fund growth, the introduction of new services, commercial acceptance and viability of new services, fluctuations in customer demand and commitments, pricing and competition, reliance upon subcontractors, the ability of Verdisys’ customers to pay for our services, together with such other risk factors as may be included in the Company’s periodic filings on Form 10-KSB, 10-QSB, and other current reports.

CONTACTS: Verdisys, Inc: John MacDonald at (281) 453-2888 or (713) 725-9244 jmacdonald@verdisys.com